Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective as of October       , 2012 (“Effective Date”), by and between Accuray Incorporated, a Delaware corporation (the “Company”) and Joshua H. Levine (“Executive”).

RECITALS

A.                                    The Company is in the business of developing, manufacturing and selling radiation oncology, including radio surgery and radiation therapy, technologies and devices (the “Business”).

B.                                    The Company wishes to employ Executive to serve as its President and Chief Executive Officer and Executive desires to serve the Company in such capacity pursuant to the terms and conditions in this Agreement.

C.                                    As of the Effective Date, Executive has commenced full-time employment with the Company.

NOW, THEREFORE, the parties agree as follows:

1.                                      Position and Duties.

(a)                                 During the term of this Agreement, Executive will be employed by the Company to serve as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (“Board”).  As President and Chief Executive Officer, Executive will, subject to the supervision and direction of the Board, be responsible for: (i) developing and implementing strategies, goals, operating plans, policies and objectives for the Company; (ii) establishing the organizational structure for the Company and delegating authority to subordinates as necessary; (iii) representing the Company to the financial community, customers, government agencies, shareholders and the public; (iv) directing and managing the day-to-day operations and affairs of the Company; (v) performing the duties and responsibilities customarily expected to be performed by the chief executive officer of a publicly reporting business entity; and (vi) performing such other duties and functions as are reasonably required and/or as may be reasonably prescribed by the Board from time to time.  As used herein, the term “Board” shall include authorized committee of the Board.

(b)                                 The location of Executive’s employment will be the Company’s headquarters offices, but Executive from time to time may be required to travel to other geographic locations in connection with the performance of his duties.

(c)                                  As of the Effective Date, the Board agrees to appoint Executive as a director of the Company provided that as a condition precedent to such appointment Executive tenders Executive’s irrevocable, conditional resignation from the Board as provided for in the Company’s Corporate Governance Guidelines.

2.                                      Standards of Performance.  Executive will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties required of and from him pursuant to the terms of this Agreement.  Executive will devote his full business energies and abilities and all of his business time to the performance of his duties hereunder and will not, without the Company’s prior written consent, render to others any service of any kind (whether or not for compensation) that, in the Company’s sole but reasonable judgment, would interfere with the full performance of his duties hereunder.  Notwithstanding the foregoing, Executive is permitted to spend reasonable amounts of time to manage his personal financial and legal affairs and, with the Company’s consent which will not be unreasonably withheld, to serve on one civic, charitable, not-for-profit, industry or corporate board or advisory committee, provided that such activities, individually and collectively, do not materially interfere with the performance of Executive’s duties hereunder.  In no event will Executive engage in any activities that could reasonably create a conflict of interest or the appearance of a conflict of interest. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time.

3.                                      Term.  Executive will be employed for no specific term and until terminated pursuant to Section 5, below, of this Agreement.  The Company and Executive shall each have a right to terminate this Agreement and Executive’s employment as provided in Section 5.  This Agreement may not be terminated without a related termination of Executive’s employment.

4.                                      Compensation and Benefits.

(a)                                 Base Salary.  As an annual base salary (“Base Salary”) for all services rendered pursuant to this Agreement, Executive will be paid an initial Base Salary in the gross amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) calculated on an annualized basis, less necessary withholdings and authorized deductions, and payable pursuant to the Company’s regular payroll practices at the time.  The Base Salary is first subject to review and adjustment within the first three (3) months after the end of the fiscal year ending June 30, 2013, and, thereafter, subject to periodic review and adjustment not less frequently than annually within the first three (3) months after the end of the next successive fiscal year, in the sole discretion of the Board. Executive’s Base Salary will not be reduced from the level in effect from time to time, except that the Base Salary may be reduced in connection with a salary reduction program of general application to senior executives of the Company.

(b)                                 Performance Bonus.  During Executive’s employment under this Agreement, Executive will be eligible for a performance bonus, subject to the terms and conditions of the Company’s Performance Bonus Plan, which is applicable to senior executives of the Company.  The target amount of Executive’s annual bonus is 120% of Executive’s annual Base Salary.  However, payment of the performance bonus will be conditioned on the Company’s achievement of corporate performance objectives approved by the Board and on the Executive’s achievement of individual performance metrics to be established annually and approved by the Board all as established pursuant to the Company’s Performance Bonus Plan as then in effect, and the bonus may be zero.  For the avoidance of doubt, the performance bonus will be payable only if the corporate performance objectives approved by the Board are achieved as determined by the Board, subject to the Board’s right to exercise discretion in determining the amount of the bonus to be awarded, if any.  To encourage continued tenure with the Company, Executive must be employed by the Company as of the payment date to be eligible for a performance bonus for the year to which the bonus relates, unless otherwise provided in Section 5.  Performance bonuses will be paid out according to the terms of the applicable bonus plan.

(c)                                  Equity Incentive Awards.

(i)                                     Stock Options.  Subject to the provisions of this Section 4(c)(i), the Company agrees to grant to Executive options to purchase 200,000 shares of the Company’s common stock (“Options”) pursuant to the Accuray Incorporated 2007 Incentive Award Plan (the “Incentive Plan”).  The Board intends to meet during the calendar month during which the Effective Date occurs to consider the grant of such Options and, if approved, in accordance with the Company’s equity grant process the date of grant of such Options shall be the last trading day of the next calendar month that follows the month during which such approval occurred (the “Grant Date”). The per share exercise price will be equal to the fair market value of a share of the Company’s common stock on the Grant Date, as determined in accordance with the Incentive Plan.  All Options are subject to and conditioned on approval of the grant and its terms by the Board.  Subject to Executive’s continued employment, the Options shall vest with respect to 25% of the shares subject thereto on the first anniversary of the Grant Date, and with respect to an additional 1/48th of the shares subject thereto on each monthly anniversary thereafter, such that all of the Options would be entirely vested on the fourth anniversary of the Grant Date. All Options shall be subject to the terms and conditions of the Incentive Plan and a stock option grant notice and grant agreement in a form prescribed by the Company (the “Option Agreement”), which Executive must sign as a condition to receiving the Options.

(ii)                        Restricted Stock Units.  Subject to the provisions of this Section 4(c)(ii), the Company agrees to grant to Executive 200,000 restricted stock units (“RSUs”) pursuant to the Incentive Plan.  The Board intends to meet during the calendar month during which the Effective Date occurs to consider the grant of such RSUs and, if approved, in accordance with the Company’s equity grant process the date of grant of such RSUs shall be the Grant Date.  All RSUs are subject to and conditioned on approval of the grant and its terms by the Board. Subject to Executive’s continued employment, twenty-five percent (25%) of the RSUs shall vest on the first anniversary of the Grant Date and an additional twenty-five percent (25%) of the RSUs shall vest on each of the second, third and fourth anniversaries of the Grant Date.  All RSUs shall be subject to the terms and conditions of the Incentive Plan and a RSU grant notice and grant agreement in a form prescribed by the Company (“RSU Agreement”), which Executive must sign as a condition to receiving the RSUs.

(iii)                     Market Stock Units.  Subject to the provisions of this Section 4(c)(iii), the Company agrees to grant to Executive 100,000 Company stock performance-based market stock units (“MSUs”) pursuant to the Incentive Plan. The Board intends to meet during the calendar month during which the Effective Date occurs to consider the grant of such MSUs and, if approved, in accordance with the Company’s equity grant process the date of grant of such MSUs shall be the Grant Date.  One-half of the granted MSUs will be assigned to the “First Performance Period” (ending June 30, 2014) and the other half of the granted MSUs will be assigned to the “Second Performance Period” (ending June 30, 2015), as such performance periods are further set forth in the applicable MSU grant notice and grant agreement (“MSU Agreement”).  Subject to (x) the Company’s stockholders approving an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized number of shares of common stock at the 2012 Annual Meeting, (y) Executive’s continued employment on the date of the grant, and (z) the provisions of this Section 4(c)(iii), the Company agrees to grant to Executive an additional 200,000 MSUs.  The Board intends to meet during the month of January 2013 to consider the grant of such additional MSUs and, if approved, in accordance with the Company’s equity grant process such additional MSUs shall be granted to Executive on the last trading day of February 2013.  All MSUs are subject to and conditioned on approval of the grant and its terms by the Board.  In the discretion of the Board, additional MSUs may be granted to Executive in calendar 2013 for the Company’s Fiscal Year 2014.  All granted MSUs shall vest as provided in the applicable MSU Agreement.  All MSUs shall be subject to the terms and conditions of the Incentive Plan and a MSU Agreement in a form prescribed by the Company, which Executive must sign as a condition to receiving the MSUs.

(d)                                 Paid Time Off and Benefits.  Executive will accrue and be allowed to use paid time off for vacation, illness and holidays pursuant to the Company’s policies that apply to executive officers of the Company.  In addition, Executive is entitled to participate in any plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance and other employee pension and welfare benefit plans now existing or hereafter established to the extent that Executive is eligible under the terms of such plans and if the other executive officers of the Company generally are eligible to participate in such plan.  The Company may, in its sole discretion and from time to time, establish additional senior management benefit plans as it deems appropriate.  Executive understands that any such plans may be modified or eliminated in the Company’s sole discretion in accordance with applicable law, provided that no such modification or elimination shall result in reducing or eliminating any benefits in which Executive’s right has vested.

(e)                                  Reimbursement of Temporary Housing Expenses.  The Company will promptly reimburse Executive for reasonable and documented out-of-pocket expenses incurred for temporary housing in a furnished executive apartment for up to 90 days after the Effective Date; provided, however, that such reimbursement shall not exceed $6,000.00 per month during such 90-day period.

(f)                                   Reimbursement of Business Expenses.  The Company will promptly reimburse to Executive his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Agreement, and in accordance with the policies and procedures established by the Company; provided that each reimbursement shall be requested within two months after being incurred.

(g)                                  Sarbanes-Oxley Act Loan Prohibition and Company Compensation-Related Polices.  To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive’s receipt of an illegal loan (the “Loan”), the Company shall use commercially reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive.  If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to Executive or provide him a substitute for it.  Further, Executive acknowledges that any bonus or equity award provided for in this Agreement or otherwise awarded to him shall be subject to the Company’s Recoupment (Clawback) Policy, as such policy may be amended from time to time, and agrees that he will be subject to, and shall comply with, the Company’s stock ownership requirements which are set forth in its Amended and Restated Corporate Governance Guidelines as such requirements may be amended from time to time.

5.                                      Termination of Employment.

(a)                                 By Company Without Cause.  The Company may terminate Executive’s employment without Cause (as defined below) effective on thirty (30) days’ written notice, during which notice period Executive may be relieved of his duties and placed on paid terminal leave and shall resign from the Board.  In such event and subject to the other provisions of this Agreement, Executive will be entitled to:

(i)                                     continued coverage under the Company’s insurance benefit plans through the termination date and such other benefits to which he may be entitled pursuant to the Company’s benefit plans, provided, however, that Executive shall not participate in any severance plan of the Company;

(ii)                                  payment of all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date; and

(iii)                               reimbursement of expenses incurred on or before the termination date in accordance with Section 4(f), above, if a request for reimbursement of the expenses was timely submitted to the Company; plus

(iv)                              payment of the equivalent of the Base Salary without regard to any reduction that would otherwise constitute Good Reason he would have earned over the next twelve (12) months (the “Severance Period”) following the termination date (less necessary withholdings and authorized deductions) at his then current Base Salary rate (the “Severance Payment”), payable in a lump sum on the date that is thirty (30) days after the termination date, subject to Section 16, below, the release of claims requirement specified below;

(v)                                 payment of a prorated portion of Executive’s target bonus for the fiscal year during which termination occurs, calculated by dividing the number of days from the start of the fiscal year through the termination date by 365 and multiplying the target bonus by this percentage (but not by more than 100%), and paid at the same time as the Severance Payment; provided, however, that if the termination date is after the seventh month of the fiscal year, Executive will receive 100% of his target bonus for that fiscal year;

(vi)                              reimbursement of insurance premiums payable to retain group health coverage as of the termination date for himself and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for twelve (12) months or the maximum period of COBRA coverage, whichever is less; provided that Executive must submit a reimbursement request in accordance with Company policy within 30 days of paying such insurance premiums.  The Company will reimburse the executive within 30 days of receiving a properly submitted request. In addition, if Executive accepts other employment within such twelve (12) months, the Company’s obligation under this Section 5(a)(vi) will be extinguished as of the date Executive becomes covered under the group health plan of Executive’s new employer; and

(vii)                           payment for executive outplacement assistance services with the Company’s then current outplacement services vendor and in accordance with the Company’s then current policies and practices with respect to outplacement assistance for other executives of the Company for up to twelve (12) months after the termination date.

The payments and benefits set forth in Sections 5(a)(i)-(iii) shall be referred to as the “Accrued Benefits”, and the payments and benefits set forth in Sections 5(a)(iv)-(vii) shall be referred to as the “Severance Benefits”.  Executive shall not receive the Severance Benefits (or the “Enhanced Severance Benefits” as provided in Section 5(e)) unless Executive executes the separation agreement and general release attached as Exhibit A, and the same becomes irrevocable pursuant to its terms within the 30-day period following his termination of employment.

(b)                                 By Company With Cause.  The Company may terminate Executive’s employment at any time and without prior notice, written or otherwise, for Cause.  As used in this Agreement, “Cause” shall mean any of the following conduct by Executive:  (i) material breach of this Agreement, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of his position, or the failure to follow the reasonable and lawful instructions of the Board; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Board reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense that is not punishable by a sentence of incarceration.  Termination pursuant to Section 5(b)(ii) shall be effective only if such failure continues after Executive has been given written notice thereof and fifteen (15) business days thereafter in which to present his position to the Board or to cure the same, unless the Board reasonably determines that the reason(s) for termination are not capable of being cured.  In the event of termination for Cause, Executive will be entitled only to the Accrued Benefits through the termination date, which will be the date on which the notice is given.  The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind nor to make any payment in lieu of notice.

(c)                                  Incapacity or Death.

(i)                                     If Executive becomes unable, due to physical or mental illness or injury, to perform the essential duties of his position for more than 12 consecutive weeks in any twelve month period during this Agreement with or without reasonable accommodation (“Incapacity”), the Company has the right to terminate Executive’s employment on fifteen (15) days’ written notice.  In the event of termination for Incapacity, Executive will be entitled to receive the Accrued Benefits, and the unvested stock options and RSUs previously granted to Executive that would have vested within twelve (12) months after the date of termination for Incapacity shall become immediately vested; and

(ii)                                  Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of Executive.  If Executive dies while actively employed pursuant to this Agreement, the Company will pay to his estate or designated beneficiaries within sixty (60) days the Accrued Benefits, and the unvested stock options and RSUs previously granted to Executive that would have vested within twelve (12) months after the date of termination upon the death of Executive shall become immediately vested.

(d)                                 Resignation for Good Reason.  Executive may terminate this Agreement for Good Reason (as defined below) by giving written notice of such termination, which termination will become effective on the thirtieth (30th) day following receipt by the Company.  As used in this Agreement, “Good Reason” shall mean any one of the following:  (i) a material reduction in Executive’s Base Salary and/or a material breach of this Agreement resulting from the failure to provide the benefits required in Section 4, (ii) any action or inaction that constitutes a material breach by the Company of this Agreement; (iii) a material diminution in Executive’s authority, duties or responsibilities such that they are materially inconsistent with his position as President and Chief Executive Officer of the Company; (iv) the Company’s failure to grant to Executive the stock options to purchase 200,000 shares of common stock specified by Section 4(c)(i), the 200,000 RSUs specified by Section 4(c)(ii) and the 100,000 and 200,000 MSUs specified by Section 4(c)(iii) (it being understood that the Company’s failure to grant Executive any stock options, RSUs, MSUs or other equity awards in addition to the grants specifically referenced in this sub-clause (iv) shall not constitute “Good Reason”),  and (iv) relocation of the Company’s headquarters to a location that materially increases Executive’s commute, provided that no termination for Good Reason shall be effective until Executive has given the Company written notice (pursuant to Section 11 below) within sixty (60) days after Executive becomes aware of the initial occurrence of any of the foregoing specifying the event or condition constituting the Good Reason and the specific reasonable cure requested by Executive, and the Company has failed to cure the occurrence within thirty (30) days of receiving written notice from Executive, and Executive resigns within six (6) months after Executive becomes aware of the initial occurrence.  In the event of a termination for Good Reason, Executive will be entitled to the Accrued Benefits and the Severance Benefits, on the same conditions, form of payment and timing as set forth in Section 5(a).

(e)                                  Effect of Change in Control.  Executive may terminate this Agreement upon a Change in Control (as defined below) if the successor to the Company or to the Company’s business fails (A) to offer Executive the position of President and Chief Executive Officer of the successor company with duties, responsibilities, and overall compensation and benefits materially similar to those enjoyed by Executive immediately preceding the Change in Control, or (B) to assume the obligations of the Company under and to become a party to this Agreement, provided that no termination upon a Change in Control shall be effective until Executive has given the successor to the Company written notice (pursuant to Section 11 below) within sixty (60) days of the initial occurrence of any of the foregoing specifying the event giving rise to the termination upon a Change in Control and the specific reasonable cure requested by Executive, and the successor to the Company or to the Company’s business has failed to cure the occurrence within thirty (30) days of receiving written notice from Executive, and Executive resigns within six (6) months after Executive becomes aware of the initial occurrence.  In the event of a termination upon a Change in Control, Executive will be entitled to the Accrued Benefits, and subject to the same conditions set forth in the final paragraph of Section 5(a), (i) two times the Severance Payment set forth in Section 5(a)(iv), paid in the same form (i.e., a lump sum) and at the same time (i.e., 30 days after the termination date) as the Severance Payments set forth in Section 5(a)(iv), (ii) the reimbursement of two times Executive’s insurance premiums for twelve (12) months in the same form and at the same time and under the same conditions as provided in Section 5(a)(vi), (iii) two hundred percent (200%) of Executive’s target bonus for the fiscal year during which termination occurs, but no less than the target bonus in effect for the fiscal year immediately prior to the Change in Control if the Change in Control occurs within the first three (3) months of the fiscal year, payable at the same time as the payment under clause (i) of this Section 5(e), (iv) all outstanding unvested stock options and RSUs previously granted to Executive shall become immediately vested (the “Enhanced Severance Benefits”), and (v) payment for executive outplacement assistance services with the Company’s then current outplacement services vendor and in accordance with the Company’s then current policies and practices with respect to outplacement assistance for other executives of the Company for up to twelve (12) months after the termination date; provided, however, for the sake of clarity, if any payments or benefits are payable under this Section 5(e), no payments or benefits shall be made under any other subsection of this Section 5 including Section 5(a) and Section 5(d).

As used in this Agreement, a “Change in Control” shall mean any of the following events:

(i)                                     the acquisition by any Group or Person (as such terms are defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than (A) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or (B) an entity in which the Company directly or indirectly beneficially owns fifty percent (50%) or more of the voting securities of such entity (an “Affiliate”), of any securities of the Company, immediately after which such Group or Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of (X) the outstanding shares of Common Stock or (Y) the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(ii)                                  the Company (and/or its subsidiaries) is a party to a merger or consolidation with a Person other than an Affiliate, which merger or consolidation results in (a)the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation or entity resulting from or surviving such merger or consolidation or (b) individuals who are directors of the Company just prior to such merger or consolidation not constituting more than fifty percent (50%) of the members of the Board of Directors of the surviving entity or corporation immediately after the consummation of such merger or consolidation; or

(iii)                               all or substantially all of the assets of the Company and its subsidiaries are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect, other than to an Affiliate;

provided, however, that in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more Affiliates. Additionally, with respect to the payment of any “nonqualified deferred compensation” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that is not exempt from section 409A of the Code, no event shall constitute a Change in Control unless it also constitutes a change in the ownership of the Company (as defined in Treasury Regulation section 1.409A-3(i)(5)(v)), a change in effective control of the Company (as defined in Treasury Regulation section 1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation section 1.409A-3(i)(5)(vii)).

(f)                                   Voluntary Resignation without Good Reason.  Executive may terminate this Agreement without Good Reason effective on sixty (60) day’s written notice, unless the Company in its sole discretion accepts the resignation earlier.  In the event that Executive resigns without Good Reason as defined above in Section 5(d), Executive will be entitled only to the Accrued Benefits through the termination date.  The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs unless he remains employed with the Company as of the date bonuses are paid to other senior executives of the Company), or severance payments of any kind.

6.                                      Proprietary Information Obligations.

(a)                                 Proprietary Information and Confidentiality.  Both before and during the term of Executive’s employment, Executive will have access to and become acquainted with Company confidential and proprietary information (together “Proprietary Information”), including but not limited to information or plans concerning the Company’s products and technologies; customer relationships; personnel; sales, marketing and financial operations and methods; trade secrets; formulae and secret developments and inventions; processes; and other compilations of information, records, and specifications.  Executive will not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during his employment pursuant to this Agreement or at any time thereafter, except as reasonably required or specifically requested in the course of his employment with the Company or as authorized in writing by the Company.  Notwithstanding the foregoing, Proprietary Information does not include information that is otherwise publicly known or available, provided it has not become public as a result of a breach of this Agreement or any other agreement Executive has to keep information confidential.  It is not a breach of this Agreement for Executive to disclose Proprietary Information pursuant to an order of a court or other governmental or legal body.

(b)                                 Inventions Agreement and Assignment.

(i)                                     Executive hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions (collectively, the “Inventions”) (A) which are made or conceived or reduced to practice by Executive, either alone or jointly with others, in performing his duties during the period of Executive’s employment by the Company, that relate to or are useful in the business of the Company; or (B) which result from tasks assigned to Executive by the Company, or from Executive’s use of the premises or other resources owned, leased or contracted by the Company.

(ii)                                  Executive agrees that all such Inventions which the Company in its discretion determines to be related to or useful in its business or its research or development, or which result from work performed by Executive for the Company, will be the sole and exclusive property of the Company and its assigns, and the Company and its assigns will have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries.  Executive further agrees to assist the Company in every reasonable way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries.  To that end, Executive will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company.  Should the Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, whether due to his mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in his behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by Executive.  Executive’s obligations under this Section 6(b)(ii) will continue beyond the termination of Executive’s employment with the Company, but the Company will compensate Executive at a reasonable rate after such termination for time actually spent by Executive at the Company’s request in providing such assistance.

(iii)                               Executive hereby acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment which are protectable by copyright are “works for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

(iv)                              Any provision in this Agreement requiring Executive to assign Executive’s rights in any Invention to the Company will not apply to any invention that is exempt under the provisions of California Labor Code section 2870, which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.  (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

(c)                                  Non-Solicitation of Customers and Other Business Partners.  Executive recognizes that by virtue of his employment with the Company, he will be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Company and new customers and business partners obtained by the Company during his employment.  Executive understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Company.  Executive further agrees that during his employment with the Company he will not engage in any conduct which could in any way jeopardize or disturb any of the customer and business partner relationships of the Company.  In addition, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Company any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Board.

(d)                                 Non-Solicitation of Employees.  Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(e)                                  Company Property and Materials.

(i)                                     All files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items relating to Company business, whether prepared by Executive or otherwise coming into his possession, will remain the Company’s exclusive property and will not be removed from Company premises under any circumstances whatsoever without the Company’s prior written consent, except when, and only for the period, necessary to carry out Executive’s duties hereunder

(ii)                                  In the event of termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all Company equipment (including, without limitation, any cellular phones, beeper/pagers, computer hardware and software, fax machines and other tools of the trade) and all originals and copies of all documents, including without limitation, all books, customer lists, forms, documents supplied by customers, records, product lists, writings, manuals, reports, financial documents and other documents or property in Executive’s possession or control, which relate to the Company’s business in any way whatsoever, and in particular to customers of the Company, or which may be considered to constitute or contain Proprietary Information as defined above, and Executive will neither retain, reproduce, nor distribute copies thereof (other than copies of Executive’s electronic or hardcopy address and telephone contact data base or directories).

(f)                                   Remedies for Breach. Executive acknowledges that any breach by Executive of this Section 6 would cause the Company irreparable injury and damage for which monetary damages are inadequate.  Accordingly, in the event of a breach or a threatened breach of this Section 6, the Company will be entitled to seek an injunction restraining such breach.  In addition, in the event of a breach of this Section 6, the Company’s obligation to pay any unpaid portion of the Severance Payment or other benefits as set forth in Sections 5(a) and (d) of this Agreement will be extinguished.  Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or such threatened breach.  Executive has carefully read and considered these restrictions and agrees they are fair and reasonable restrictions on Executive and are reasonably required for the protection of the interests of the Company.  Executive agrees not to circumvent the spirit of these restrictions by attempting to accomplish indirectly what Executive is otherwise restricted from doing directly.  Executive agrees that the restrictions in this Section 6 are reasonable and necessary to protect the Company’s Proprietary Information, and they do not prevent Executive from working in the medical device industry.  Executive agrees that the covenants and agreements by Executive contained in this Section 6 shall be in addition to any other agreements and covenants Executive may have agreed to in any other employee proprietary information, confidentiality, non-disclosure or other similar agreement and that this Section 6 shall not be deemed to limit such other covenants and agreements, all of which shall continue to survive the termination of this Agreement in accordance with their respective terms. A breach by Executive of the terms of such other agreements and covenants shall be deemed to be a breach by Executive of this Section 6 and of this Agreement.  To the extent any of the provisions in this Section 6 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law.  Executive further agrees that if any portion of this Section 6 is held to be unenforceable, the remaining provisions of this Section 6 shall be enforced as written.

7.                                      Interpretation, Governing Law and Exclusive Forum.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws).  Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within Santa Clara County, California, and all parties to this Agreement consent to California’s jurisdiction.

8.                                      Entire Agreement.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

9.                                      Severability.  In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.

10.                               Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consideration or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 10) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  In the event that any successor refuses to assume the obligations hereunder, the Company as hereinbefore defined shall remain fully responsible for all obligations hereunder.

11.                               Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, electronic mail, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested.  Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section 11; (ii) if given by electronic mail, facsimile or telecopy, when such electronic mail, facsimile or telecopy is transmitted to the electronic mail address or facsimile or telecopy number specified in this Section 11 and confirmation is received if during normal business hours on a business day, and otherwise, on the next business day; and (iii) if given by certified or registered mail, three (3) days after the mailing thereof.  Notices shall be addressed to the parties as follows (or at such other address, email address or fax number as either party may from time to time specify in writing by giving notice as provided herein):

If to the Company:	Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, California 94089
Attn: Board of Directors
c/o Corporate Secretary
Fax No. (408) 789-4205

If to Executive:	Joshua H. Levine
Address: most recent on file with the Company
Email: most recent on file with the Company

12.                               Indemnification.  As soon as reasonably practicable after the due execution of this Agreement by each of the parties hereto, the Company and Executive will enter into the Company’s standard form of indemnification agreement utilized by the Company for its directors and executive officers.

13.                               Dispute Resolution.  The parties agree that all disputes, claims or controversies between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Executive’s employment with the Company, will be resolved as follows:

(a)                                 Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.  The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents.

(b)                                 If the matter is not resolved by the exchange of statements of claim and statements of response as provided herein, the parties shall submit the dispute to non-binding mediation, the cost of the mediator to be paid by the Company, before a mediator and/or service to be jointly selected by the parties.  Each party will bear his or its own attorney’s fees and witness fees.

(c)                                  If the parties cannot agree on a mediator and/or if the matter is not otherwise resolved by mediation, any controversy or claim between Executive and the Company and any of its current or former directors, officers and employees, including any arising out of or relating to this Agreement or breach thereof, shall be settled by final and binding arbitration in the county in which Executive last worked, or elsewhere as mutually agreed by the parties, by a single arbitrator pursuant to the Employment Dispute Rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties to the dispute agree to another arbitration service or independent arbitrator.  The parties may conduct discovery to the extent permitted in a court of law; the arbitrator will render an award together with a written opinion indicating the bases for such opinion; and the arbitrator will have full authority to award all remedies that would be available in court.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall bear its own attorney’s fees and costs, unless the claim is based on a statute that provides otherwise.  The Company will pay the arbitrator’s fees and any administrative charges of the arbitration service, except that if Executive initiates the claim, he will pay a portion of the administrative charges equal to the amount he would have paid to initiate the claim in a court of general jurisdiction.

(d)                                 EXECUTIVE AND THE COMPANY AGREE THAT THIS ARBITRATION PROCEDURE WILL BE THE EXCLUSIVE MEANS OF REDRESS FOR ANY DISPUTES RELATING TO OR ARISING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM, INCLUDING DISPUTES OVER UNPAID WAGES, BREACH OF CONTRACT OR TORT, VIOLATION OF PUBLIC POLICY, RIGHTS PROVIDED BY FEDERAL, STATE OR LOCAL STATUTES, REGULATIONS, ORDINANCES, AND COMMON LAW, LAWS THAT PROHIBIT DISCRIMINATION BASED ON ANY PROTECTED CLASSIFICATION, AND ANY OTHER STATUTES OR LAWS RELATING TO AN EXECUTIVE’S RELATIONSHIP WITH THE COMPANY.  THE FOREGOING NOTWITHSTANDING, CLAIMS FOR WORKERS’ COMPENSATION BENEFITS OR UNEMPLOYMENT INSURANCE, OR ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY LAW, ARE NOT COVERED BY THIS ARBITRATION PROVISION.  THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL, AND AGREE THAT THE ARBITRATOR’S AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES.  THIS ARBITRATION PROVISION IS TO BE CONSTRUED AS BROADLY AS IS PERMISSIBLE UNDER APPLICABLE LAW.

14.                               Representations.  Each person executing this Agreement hereby represents and warrants on behalf of himself and of the entity/individual on whose behalf he is executing the Agreement that he is authorized to represent and bind the entity/individual on whose behalf he is executing the Agreement.  Executive specifically represents and warrants to the Company that he reasonably believes (a) he is not under any contractual or other obligations that would prevent, limit or impair Executive’s performance of his obligations under this Agreement and (b) that entering into this Agreement will not result in a breach of any other agreement to which he is a party. Executive acknowledges that Executive has been given the opportunity to consult with legal counsel and seek such advice and consultation as Executive deems appropriate or necessary.

15.                               Amendments and Waivers.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer.  Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

16.                               Taxes.

(a)                                 Withholdings.  The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.  Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and penalty taxes on nonqualified deferred compensation).

(b)                                 Net Proceeds Maximization.  Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates would constitute an “excess parachute payment” within the meaning of section 280G of the Code and/or any corresponding and applicable state law provision, the payments or benefits provided to Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to Executive to the extent necessary so that no portion of Executive’s payments or benefits will be subject to the excise tax imposed by section 4999 of the Code and any corresponding and/or applicable state law provision.  Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, Executive’s net after tax benefit exceeds the net after tax benefit he would realize if the reduction were not made.  For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total amount received or realized by Executive pursuant to this Agreement that would constitute a “parachute payment” within the meaning of section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by section 4999 of the Code and any corresponding and applicable state law provision.  All determinations and calculations made in this paragraph shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control and the Company will bear all costs and expenses incurred by the Accounting Firm in connection with its determination.  The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (y) Executive.   If any payments or benefits are

reduced pursuant to this Section 16(b), they shall be reduced in the following order:  First all payments and benefits that do not constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code or that are exempt from section 409A of the Code (with the payments or benefits being reduced in reverse order of when they otherwise would be made or provided); second, all payments or benefits that constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code that are not exempt from section 409A of the Code that were granted to Executive in the 12-month period of time preceding the applicable Change in Control, in the order such benefits were granted to Executive; and third, all remaining payments and benefits shall be reduced pro-rata.  Notwithstanding the foregoing, if (i) reducing payments or benefits in the order described above would result in the imposition on Executive of an additional tax under section 409A of the Code (or similar state or local law), (ii) Executive so notifies the Company before such reductions and payments are made and benefits provided, and (iii) reducing the payments or benefits in another order would not result in the imposition on Executive of an additional tax under section 409A of the Code (or similar state or local law), payments and benefits shall instead be reduced in such other order.

(c)                                  Section 409A Compliance.

(i)                                     With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) upon or following a termination of employment unless such termination is also a “separation from service” and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  For purposes of section 409A of the Code, the date as of which Company and Executive reasonably anticipate that no further services would be performed by Executive for Company shall be construed as the date that Executive first incurs a “separation from service” as defined under section 409A of the Code.

(iii)                               Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in section 409A of the Code and the Treasury Regulations thereunder and as determined by Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first business day of the seventh month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death together with interest on them for the period of delay at a rate equal to the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period.  Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, the Executive shall have no legally-enforceable right to, and the Company shall have no obligation to make, any payment or provide any benefit to Executive if having such a right or obligation would result in the imposition of additional taxes under section 409A of the Code, and (ii) any provision that would cause any payment or benefit to fail to satisfy section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by section 409A and may be accomplished by the Company without the Executive’s consent).   If any payment is not made or any benefit is not provided under the terms of this Section 16(c)(iv), it is the Company’s present intention to make a similar payment or provide a similar benefit to the Executive in a manner that will not result in the imposition of additional taxes under section 409A of the Code, to the extent feasible.  Each payment made under this Agreement is intended to be a separate payment for the purposes of section 409A of the Code.

(v)                                 The Company does not guarantee any particular tax effect to Executive under this Agreement.  Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under section 409A of the Code.  The parties intend that this Agreement shall be interpreted and administered in accordance with section 409A of the Code to the extent Section 409A of the Code is applicable.

17.                               U.S. Citizenship and Immigration Services; Confidentiality and Inventions Agreement.  Executive agrees to timely file all documents required by the Department of Homeland Security to verify his identity and lawful employment in the United States.  In addition, as a condition to Executive’s employment with the Company, Executive is required to complete, sign, return, and abide by the Company’s Employee Confidentiality and Inventions Agreement.

18.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

19.                               Resignation from Positions.  Upon Executive’s cessation of employment with the Company for any reason, Executive agrees that Executive shall be deemed to have resigned as an officer and as a director (if applicable) from the Company and every subsidiary of the Company on which Executive is then serving as an officer or director, and from any other entity or company on which Executive is then serving as a director or officer at the request of the Company, in each case effective as of the date of Executive’s cessation of employment. In the event of Executive’s cessation of employment, Executive agrees to execute a general resignation resigning from all positions then held by Executive on every subsidiary of the Company and other entity or company on which Executive is then serving as a director or officer at the request of the Company.  Executive hereby grants the corporate secretary of the Company an irrevocable power of attorney to execute on behalf of Executive all such resignations, documents and instruments and to take all such other actions as reasonably necessary to carry out the intention of this Section 19.

20.                               Executive’s Commencement of Employment. It is a condition precedent to the effectiveness of this Agreement that Executive commences working full-time for the Company at the Company’s principal executive offices on the Effective Date.  If Executive does not commence such full-time employment on the Effective Date, then this Agreement shall be null and void and the Company shall have no obligations hereunder or otherwise to Executive.

21.                               Executive’s Acknowledgement.

EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HIM RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS) AND THAT HE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS), THAT HE UNDERSTANDS ALL OF SUCH AGREEMENTS, AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS SUCH AGREEMENTS WITH HIS PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF OF THAT OPPORTUNITY TO THE EXTENT HE WISHED TO DO SO. EXECUTIVE UNDERSTANDS THAT THE DISPUTE RESOLUTION PROVISIONS OF THIS AGREEMENT GIVE UP THE RIGHT TO A JURY TRIAL ON MATTERS COVERED BY THEM.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.

“Executive”

Joshua H. Levine

Date: October , 2012

“Company”

Accuray Incorporated

By:
Name: Louis J. Lavigne, Jr.
Title: Chairperson of the Board of Directors

Date: October , 2012

By:
Name: Darren J. Milliken
Title: Senior Vice President, General Counsel

Date: October , 2012

2

Exhibit A

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

[See attached]

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Joshua H. Levine, an individual (“Executive”), and Accuray Incorporated, a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, the “Company”).

Recitals

A.                                    Executive has been employed by the Company pursuant to an employment agreement by and between the Company and Executive effective as of October       , 2012 (the “Employment Agreement”), and currently is serving as [specify position held at time of termination];

B.                                    Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the “Effective Date”).

2.                                      End of Employment and Service as a Director. Executive’s employment with the Company and its Related Entities has ended or will end effective as of                        Pacific Time, on                                    (the “Termination Date”). If Executive is a member of the Board of Directors of the Company and/or its Related Entities (the “Board”) Executive hereby voluntarily resigns from the Board, effective                                   .

3.                                      Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive Executive’s right to any vested benefits, including vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the plan.

4.                                      Payments Upon Termination.  Executive will be entitled to receive payment of the following:  (i) all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date; and (ii) reimbursement, made in accordance with Section 4(e) of the Employment Agreement, of any monies advanced or incurred by Executive in connection with his employment for reasonable and necessary Company-related expenses incurred on or before the Termination Date.  The provisions of this Agreement

1

shall not waive or terminate any rights to compensation or vested benefits under the Company’s benefits plans or as required by law, or to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.

5.                                      Severance Benefits or Enhanced Severance Benefits.  In return for Executive’s promises in this Agreement, the Company will provide Executive with the Severance Benefits or Enhanced Severance Benefits as defined in Sections 5(a) and 5(e) of the Employment Agreement and as applicable based on the nature of the termination, subject to the terms and conditions set forth in the Employment Agreement, including, but not limited to, Section 16 thereof.  The Severance Benefits or Enhanced Severance Benefits will be paid as specified in Section 5(a) or Section 5(e) of the Employment Agreement, as applicable and shall be subject to required withholdings and authorized deductions and to Section 21 below.  For purposes of this Agreement, the term “Severance Period” means twelve (12) months, regardless of whether Executive receives the Severance Benefits or the Enhanced Severance Benefits.

6.                                      Effect of Revocation or Subsequent Employment.

(a)                                 If Executive properly revokes this Agreement in accordance with Section 13 below, Executive shall not be entitled to receive the payments and benefits under Section 5, above, except that Executive’s rights under COBRA will continue.

(b)                                 The Company’s obligation to reimburse premiums for insurance coverage under COBRA or otherwise will be extinguished as of the date Executive’s coverage begins under the group health plan of any new employer.  If Executive violates the restrictions in Section 17, below, the Company’s obligation to pay premiums for insurance under COBRA or otherwise will be immediately extinguished, and the other remedies specified in Section 17, below, shall apply.

7.                                      Acknowledgement of Total Compensation and Indebtedness. Executive acknowledges and agrees that the cash payments under Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that Executive claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise.  Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 7 shall not terminate any rights Executive has under Section 3 or to other payments Executive may have, and to any indemnification Executive may have under the Company’s Bylaws or separate indemnification agreement, as applicable.

8.                                      Status of Related Agreements and Future Employment.

(a)                                 Agreements Between Executive and the Company. [Agreements to be scheduled at time].

(b)                                 Employment Agreement. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the parties hereto acknowledge that certain rights and obligations set forth in the Employment Agreement extend beyond the Termination Date.  In the event that any provision of this Agreement conflicts with Section 6 of the Employment Agreement, the terms and provisions of

2

the section(s) providing the greatest protection to the Company and its Related Entities shall control.

9.                                      Release by Executive.

(a)                                 Except for any obligations or covenants of the Company pursuant to this Agreement and as otherwise expressly provided in this Agreement, Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), arising out of, based upon, or relating to his employment or the termination of his employment with the Company and its Related Entities and/or his service as an officer of any of the Company Releasees, any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.

(b)                                 Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act and the Equal Pay Act, as the same may be amended from time to time; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship, except those claims which may not be released herein as a matter of law.

(c)                                  Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, including the Employment Agreement; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”).

10.                               Waiver of Civil Code Section 1542.

(a)                                 Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under California Civil Code section 1542, which provides as follows:

3

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b)                                 Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11.                               [If Executive is age 40 or over on Termination Date]  Release of Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Agreement, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.

12.                               Release by Company and its Related Entities.  The Company and its Related Entities hereby release and forever discharge Executive, from any and all waivable actions, causes of action, covenants, contracts, claims and demands of whatever character, nature and kind, whether known or unknown, which the Company and its Related Entities ever had, now have, or any of them hereafter can, shall or may have by reason of Executive’s employment and/or his service as a director and/or officer of the Company and/or its Related Entities; provided, however, that this general release shall not apply, or be deemed or construed to apply, to (a) any of Executive’s continuing obligations pursuant to this Agreement or the Employment Agreement,  (b) criminal conduct or acts or omissions constituting willful misconduct or gross negligence by Executive during his employment with the Company, or (c) recoupment of all or a portion of any previously awarded bonus or equity award pursuant to the Company’s Recoupment (Clawback) Policy that was in effect when the bonus was paid or the equity award vested or was exercised by Executive, whichever was later.

13.                               [If Executive is age 40 or over on Termination Date]  Review and Revocation Rights. Executive hereby is advised of the following:

(a)                                 Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)                                 Executive has twenty-one (21) days from his receipt of this Agreement to consider it; and

(c)                                  Executive has seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired without revocation. Executive agrees that in order to exercise his right to revoke this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Board before the close of business on the seventh calendar day after he signs this Agreement.

4

14.                               Confidentiality of Agreement. After the execution of this Agreement by Executive, neither Executive, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his attorney, tax advisors and/or immediate family members, or as may be required by law.

15.                               No Filings. Executive represents that he has not filed any lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement, and that Executive is not aware of any facts that would support any Claims or any compliance-related or code of ethics violations of any kind whatsoever against the Company Releasees, including without limitation any claims for any work-related injuries.  If Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released in this Agreement, or in any manner asserts against the Company Releasees any of the Claims released in this Agreement, then Executive agrees to pay to the Company Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Company Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate Executive to pay the Company Releasees’ attorneys’ fees in any action challenging the release of claims under the Older Workers Benefit Protection Act or the ADEA, unless otherwise allowed by law. If any governmental agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Executive based upon events occurring prior to the execution of this Agreement, Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.

16.                               Confidential and Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, technology and product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Section 6 of the Employment Agreement.  Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof.  Executive further represents and warrants that he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his promises in Section 6 of the Employment Agreement, Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Board.  If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Board as soon as is reasonably practicable after receiving notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Agreement

5

will affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding.

17.                               Prohibited Activities.

(a)                                 Non-Solicitation of Customers and Other Business Partners.  Executive recognizes that by virtue of his employment with the Company, he will be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Company and new customers and business partners obtained by the Company during his employment.  Executive understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Company.  Executive further agrees that during his employment with the Company he will not engage in any conduct which could in any way jeopardize or disturb any of the customer and business partner relationships of the Company.  In addition, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Company any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Board.

(b)                                 Non-Solicitation of Employees.  Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(c)                                  Scope of Restrictions. Executive agrees that the restrictions in Sections 17 (a) and (b), above, are reasonable and necessary to protect the Company’s trade secrets and that they do not foreclose Executive from working in the medical device industry generally.  To the extent that any of the provisions in this Section 17 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law.  Executive further agrees that if any portion of this Section 17 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.

18.                               Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Section 6 of the Employment Agreement, and any violation of Sections 14, 16 and 17 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 6 of the Employment Agreement and this Section 18, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Agreement by Executive, including

6

Sections 14, 16 and 17, Executive shall forfeit, and the Company and its Related Entities may withhold payment of any unpaid portion of, the Severance Benefits or Enhanced Severance Benefits provided under Section 5, above.

19.                               Cooperation Clause.

(a)                                 To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the Severance Period, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his employment.

(b)                                 For the Severance Period, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities.   The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Section 19.  Except as required by law or authorized in advance by the Board of Directors of the Company, Executive will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. Executive acknowledges that any violation of this Section 19 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.

20.                               No Future Employment. Executive understands that his employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. Executive agrees that he will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.

21.                               Tax Issues.  The parties agree that the payments and benefits provided under this Agreement, and all other contracts, arrangements or programs that apply to him, shall be subject to Section 16 of the Employment Agreement.

22.                               Non-disparagement.  Executive agrees not to criticize, denigrate, or otherwise disparage the Company and its Related Entities, or any of their directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  The Company agrees not to authorize or condone denigrating or disparaging statements about Executive to any third party, including by press release or other formally released announcement.  Factually accurate statements in legal or public filings shall not violate this

7

provision.  In addition, nothing in this Section 22 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

23.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

24.                               Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Agreement (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company will be resolved in accordance with Section 13 of the Employment Agreement, except for its attorneys’ fee provision.

25.                               Attorneys’ Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

26.                               Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

27.                               Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

28.                               Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

29.                               Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

30.                               Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

31.                               Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.

8

32.                               Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but Executive’s rights under this Agreement are not assignable, except to his estate.

33.                               Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered or delivered by overnight courier; (b) if sent by electronic mail, telecopy or facsimile (except for legal process); or (c) if mailed by overnight or by first class, United States certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Company:	Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, California 94089
Attn: Board of Directors
c/o Corporate Secretary
Fax No. (408) 789-4205

If to Executive:	Joshua H. Levine
Address: most recent on file with the Company
Email: most recent on file with the Company

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third business day after being sent by first class, United States certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by electronic mail, telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by electronic mail, telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Unless otherwise agreed, notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

34.                               Miscellaneous Provisions.

(a)                                 The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Agreement with full knowledge of any such rights.

(b)                                 Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

9

(c)                                  Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

(d)                                 Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him or it in entering into this Agreement.

(e)                                  Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Orange County, California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to any other document.

(f)                                   Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO EXECUTIVE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates written below.

EXECUTIVE:
Joshua H. Levine

Date:

COMPANY:	Accuray Incorporated

By:
Name:
Title:

Date:

10